EXHIBIT 99.1

PACCAR Inc Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009

Contact:	Robin Easton
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces Second Quarter Sales and Earnings

Strong Finance, Aftermarket Parts and International Business

July 24, 2007, Bellevue, Washington — “PACCAR reported excellent revenues and net income for the second quarter and first half of 2007,” said Mark C. Pigott, chairman and chief executive officer.  “PACCAR has benefited from balanced global diversification and continued growth in aftermarket parts and financial services revenues.  PACCAR’s robust business in Europe and international markets has partially countered the emissions regulation-induced truck market decline in the U.S. and Canada.”

PACCAR earned $298.3 million ($1.19 per diluted share) for the second quarter of 2007 compared to $369.9 million ($1.47 per diluted share) earned in the second quarter last year.  Second quarter net sales and financial services revenues were $3.72 billion.  For the first six months of 2007, PACCAR reported net income of $663.9 million ($2.65 per diluted share), compared to $711.9 million ($2.82 per diluted share) in 2006.  Net sales and financial services revenues for the first six months of 2007 were $7.70 billion compared to $8.02 billion last year.

Capital Investment Program

Groundbreaking of PACCAR’s new $400 million engine production facility and technology center in Columbus, Mississippi occurred on July 17.  The groundbreaking ceremony was attended by Mississippi Governor Haley Barbour and local business and civic leaders.  The facility, scheduled for completion in 2009, will manufacture 12.9-liter and 9.2-liter diesel engines for Kenworth, Peterbilt and DAF vehicles and complements PACCAR’s new world-class engine facility in the Netherlands.  “This will be PACCAR’s most technologically advanced and environmentally friendly engine facility,” shared Jim Cardillo, executive vice president.

In April 2007, PACCAR Parts opened its new 260,000-square-foot parts distribution center (PDC) on a 33-acre site in Oklahoma City.  Construction also recently commenced on a new PDC in Budapest, Hungary, which will support DAF’s ongoing expansion into Central and Eastern Europe.  “Upon completion of the new Budapest facility, PACCAR will operate 13 PDCs, providing daily delivery of aftermarket parts to PACCAR’s growing base of dealers and customers,” said Rick Gorman, PACCAR vice president and PACCAR Parts general manager.  “PACCAR Parts has more than tripled its sales since 1996, reaching $2.0 billion in 2006.  These strategic capital investments will enable the aftermarket parts business to continue its strong double-digit growth.”

In June 2007, a 105,000-square-foot increase to the Kenworth plant in Chillicothe, Ohio was completed.  “The expansion of the Chillicothe plant will increase Kenworth capacity by 20 percent, positioning it for market expansion, as well as enhance the industry-leading quality of Kenworth vehicles,” said Bob Christensen, PACCAR vice president and Kenworth general manager.

Stock Repurchase Update

In December 2006, PACCAR’s Board of Directors approved the repurchase of $300 million of the company’s common stock. Under this authorization, PACCAR has repurchased a total of 752,000 shares for $50.3 million.  “Over the past 18 months, PACCAR has purchased approximately 6.9 million shares (split-adjusted) for a total investment of over $350 million,” noted Mike Tembreull, vice chairman.  The company’s stock, including reinvested dividends, has outperformed the S&P 500 Index for the previous one-, three-, five- and ten-year time periods and has generated a 35 percent shareholder return in the first six months of 2007.

Financial Highlights — Second Quarter

Highlights of PACCAR’s financial results during the second quarter of 2007 include:

•                                Consolidated sales and revenues of $3.72 billion.

•                                Net income of $298.3 million.

•                                After-tax return on revenues of 8.0 percent.

•                                Financial Services record income of $68.9 million on assets of $10.3 billion.

•                                Record shareholders’ equity of $5.1 billion.

•                                Sixty-three percent of revenues generated outside the U.S.

Financial Highlights — First Half

Financial highlights for the first six months of 2007 include:

•                                Consolidated sales and revenues of $7.7 billion.

•                                Net income of $663.9 million.

•                                An industry-leading annualized after-tax return on equity of 29.8 percent.

•                                Capital expenditures of $119 million.

•                                Truck and other SG&A expense ratio of 3.4 percent of sales.

•                                Record cash generated from operations of $982.6 million.

Environmental Initiatives and Hybrid Technology

In June 2007, the Environmental Protection Agency (EPA) recognized PACCAR’s commitment to producing industry-leading aerodynamic and fuel-efficient vehicles by awarding Kenworth’s T660 and T2000 and Peterbilt’s 386 and 387 models with the SmartWay® designation.  SmartWay® compliant vehicles offer customers a 10-20 percent fuel savings, while also lowering greenhouse gas emissions by significantly reducing NOx and particulate matter.

PACCAR vehicles are now available with the Kenworth CleanPower™ and Peterbilt Comfort Class™ solutions.  “These factory-installed climate control systems provide heating and cooling, plus 110-volt ‘hotel load’ power for up to ten hours without the need to operate the engine, thereby reducing emissions and improving fuel economy by up to eight percent,” said Dan Sobic, PACCAR senior vice president.

Industry Awards and Recognition

In its May 14, 2007 edition, Barron’s magazine recognized PACCAR as one of the best-performing companies. Barron’s evaluated and ranked the 500 largest U.S. and Canadian companies by sales growth, cash flow and shareholder return and placed PACCAR in the top five.  “PACCAR is very pleased to be recognized by Barron’s as one of the top five companies in the survey,” said Mark Pigott, chairman and chief executive officer. “PACCAR shareholders benefit from the company’s global diversification, applied technology focus and its high-quality products and services delivered around the world.”

In its June 2007 edition, IndustryWeek (IW) recognized PACCAR as one of the 50 best public manufacturing companies in the United States.  IW considered three-year performance in revenue growth, profit margin, inventory turns, asset turnover, return on assets and return on equity, with emphasis on 2006 results.

In May 2007, AMR Research published its third annual “Supply Chain Top 25” and named PACCAR to the list for the first time.  AMR Research identified companies that have demonstrated excellence in supply chain management performance utilizing financial metrics including return on assets, revenue growth and inventory turns.

Global Truck Markets

“The European economy continues to experience robust growth,” shared Aad Goudriaan, DAF Trucks president.  “In the second quarter, business and consumer confidence reached six-year highs and unemployment fell to a ten-year low.  Industry truck sales in Western Europe above 15 tonnes are strong and could reach 265,000-280,000 compared to 268,000 in 2006.  DAF’s range of premium vehicles are the quality and resale value leaders in Europe and our goal is to achieve over 20 percent market share,” noted Goudriaan.  DAF is benefiting from strong growth in Central and Eastern European markets and is set to achieve record sales and profit in 2007.  Sales in Australia, Mexico and other international markets are on pace to achieve record results in 2007.

 “The U.S. and Canada truck industry ‘prebuy’ experienced in the second half of 2006 continues to impact new vehicle purchases.  However, steady GDP growth and regular replacement demand should positively influence demand in the second half of the year,” said Tom Plimpton, president.  “It is expected that U.S. and Canadian Class 8 sales will be in the range of 180,000-210,000 units for 2007.  The superior quality, reliability and resale value of Kenworth and Peterbilt trucks have contributed to PACCAR achieving a strong share of industry orders and retail sales,” added Plimpton.

Financial Services Companies Achieve Record Revenues and Earnings

PACCAR Financial Services (PFS) has a portfolio of more than 166,000 trucks and trailers, with record total assets of $10.3 billion.  Included in this segment is PACCAR Leasing, a major full-service truck leasing company in North America and Europe, with a fleet of over 31,000 vehicles.

Record quarterly pretax income of $68.9 million was 15 percent higher than the $59.7 million earned in the second quarter last year.  Second quarter revenues jumped 24 percent to $286.8 million compared to $231.4 million in the same quarter of 2006.   For the six-month period, pretax income was $134.5 million, 17 percent higher compared to $114.5 million in 2006.  First-half revenues increased to $550.8 million from $443.9 million for the same period a year ago.  “PFS profitably supports the sale of PACCAR trucks in 17 countries on three continents with a comprehensive portfolio of finance, lease and insurance products,” said Ken Gangl, senior vice president.  “Record assets, strong finance margins, excellent credit quality and innovative portfolio management technologies are contributing to superb earnings.”

In June 2007, PFS completed the acquisition of Truck Center Hauser GmbH (TCH) in Germany.  TCH has a fleet of 3,500 trucks and trailers servicing approximately 3,000 customers from ten operating locations located throughout Germany.  In 2006, TCH was named “Best Rental and Leasing Company” in Germany by readers of EuroTransportMedia.  “PACCAR’s acquisition of TCH (PacLease Europe) enables PFS to continue to profitably expand its financing and leasing of DAF products in Europe,” said Ron Armstrong, PACCAR vice president.  “TCH provides an excellent infrastructure to successfully establish and grow PacLease in Europe.”  Bob Southern, PACCAR Leasing president, said, “PacLease is expanding its business with its network growing to 296 franchised and company-owned locations in Canada, United States, Mexico and Germany.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates.  It also provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss second quarter earnings on July 24, 2007, at 9:00 a.m. Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.  The Webcast will be available on a recorded basis through August 1, 2007.  PACCAR shares are listed on NASDAQ Global Select Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR’s engine plant in Columbus, Mississippi is scheduled to open in 2009.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006

Truck and Other:
Net sales and revenues	$3,429.4	$3,936.6	$7,149.9	$7,575.8
Cost of sales and revenues	2,970.7	3,353.9	6,143.4	6,452.8
Selling, general and administrative	120.3	112.6	240.4	222.2
Interest and other (income) expense, net	.9	.2	(21.5)	.6
Truck and Other Income Before Income Taxes	337.5	469.9	787.6	900.2

Financial Services:
Revenues	286.8	231.4	550.8	443.9
Interest and other	180.5	138.9	346.7	266.8
Selling, general and administrative	28.4	23.4	52.9	46.6
Provision for losses on receivables	9.0	9.4	16.7	16.0
Financial Services Income Before Income Taxes	68.9	59.7	134.5	114.5
Investment income	23.7	18.6	45.7	34.2
Total Income Before Income Taxes	430.1	548.2	967.8	1,048.9
Income taxes	131.8	178.3	303.9	337.0
Net Income	$298.3	$369.9	$663.9	$711.9

Net Income Per Share:
Basic	$1.20	$1.48	$2.67	$2.83
Diluted	$1.19	$1.47	$2.65	$2.82

Weighted Average Shares Outstanding:
Basic	248.7	250.1	248.7	251.2
Diluted	250.2	251.4	250.1	252.5
Dividends declared per share	$.25	$.20	$.45	$.37

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	June 30	December 31
	2007	2006
ASSETS
Truck and Other:
Cash and marketable debt securities	$2,435.7	$2,628.0
Trade and other receivables, net	784.7	665.0
Inventories	566.4	693.7
Property, plant and equipment, net	1,392.3	1,347.2
Equipment on operating leases and other	961.9	962.3
Financial Services Assets	10,323.1	9,811.2
	$16,464.1	$16,107.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$3,075.5	$3,101.7
Dividend payable		497.0
Long-term debt	22.1	20.2
Financial Services Liabilities	8,273.6	8,032.3
STOCKHOLDERS’ EQUITY	5,092.9	4,456.2
	$16,464.1	$16,107.4
Common Shares Outstanding	248.6	248.5

GEOGRAPHIC REVENUE DATA

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
United States	$1,384.1	$2,224.1	$3,194.5	$4,198.7
Europe	1,483.8	1,155.7	2,875.2	2,270.9
Other	848.3	788.2	1,631.0	1,550.1
	$3,716.2	$4,168.0	$7,700.7	$8,019.7

PACCAR Inc

CONDENSED CASH FLOW STATEMENT

(in millions of dollars)

	Six Months Ended June 30
	2007	2006
OPERATING ACTIVITIES:
Net income	$663.9	$711.9
Depreciation and amortization:
Property, plant and equipment	92.8	76.4
Equipment on operating leases and other	154.4	131.8
Gain on sale of property	(21.7)
Net change in wholesale receivables on new trucks	58.4	34.8
Net change in sales-type finance leases and dealer direct loans on new trucks	37.3	(32.0)
All other operating activities	(2.5)	12.6
Net Cash Provided by Operating Activities	982.6	935.5

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(118.7)	(111.8)
Acquisition of equipment for operating leases	(321.1)	(260.2)
Net change in financial services receivables	(308.2)	(366.8)
Net change in marketable securities	(244.3)	(221.9)
All other investing activities	90.2	83.9
Net Cash Used in Investing Activities	(902.1)	(876.8)

FINANCING ACTIVITIES:
Cash dividends paid	(608.9)	(430.8)
Purchase of treasury stock	(49.1)	(251.4)
Stock compensation transactions	29.2	29.0
Net change in financial services debt	87.8	214.6
Net Cash Used in Financing Activities	(541.0)	(438.6)
Effect of exchange rate changes on cash	22.2	39.7
Net Decrease in Cash and Cash Equivalents	(438.3)	(340.2)
Cash and cash equivalents at beginning of period	1,852.5	1,698.9
Cash and cash equivalents at end of period	$1,414.2	$1,358.7

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